Exhibit 99.1

Tel-Instrument Electronics Corp. Reports Aeroflex Appeal Loss

East Rutherford, NJ – July 26, 2023 – Tel-Instrument Electronics Corp. (“Tel-Instrument,” “TIC,” or the “Company”) (OTCQB: TIKK), a leading designer and manufacturer of avionics test and measurement solutions, today reported that the Kansas Appeals Court has rejected each of TIC’s appeal arguments in the Aeroflex litigation.

Mr. Jeffrey O’Hara, Tel-Instrument’s President and CEO commented, “Despite strong legal arguments, the Kansas Appeals Court elected to uphold the jury verdict in its entirety. This will entail TIC paying the full $6.45 million judgement and accrued interest amount. In our view, TIC won the Army TS-4530A competition by providing a better product at a lower price. Defending a N.J. company in the Kansas state court system was always an uphill battle but we are still disappointed by the final decision. From a practical standpoint, losing the appeal will not affect our net worth as the damages have already been fully accrued. It will also end the judgement amount interest accrual which has been a significant drag on profitability. We are looking forward to improved results for this fiscal year and steady growth going forward.”

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are:  changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances.  A number of these factors are discussed in the Company’s previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the “Act”) protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Pauline Romeo
Tel-Instrument Electronics Corp. Promeo@telinst.com
(201) 933-1600 (Ext 309)